UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2013

iTALK INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54664	20-5302617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2400 W. Cypress Creek Road, Suite 111, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(877) 652-3834
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2013, the Circuit Court in the 12th Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between iTalk Inc. (the “Company”) and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC v. iTalk Inc., Case No. 2013 CA 7461 NC (the “Action”). IBC commenced the Action against the Company on October 16, 2013 to recover an aggregate of $418,000 of past-due obligations of the Company, which IBC had purchased from certain vendors of the Company pursuant to the terms of separate claim purchase agreements between IBC and each of such vendors, plus fees and costs (the “Claim”). The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding upon the Company and IBC upon execution of the Order by the Court on October 18, 2013.

Pursuant to the terms of the Settlement Agreement approved by the Order, on October 21, 2013, the Company issued 343,808 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) as a settlement fee and agreed to issue, in one or more tranches as necessary, that number of shares equal to $20,000 upon conversion to Common Stock at a conversion rate equal to 65% of the lowest closing bid price of the Common Stock during the ten trading days prior to the date the conversion is requested by IBC.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to IBC or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder), result in the beneficial ownership by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 9.99% of the Common Stock.

Furthermore, the Settlement Agreement provides that, for so long as IBC or any of its affiliates hold any shares of Common Stock, the Company and its affiliates are prohibited from, among other actions, voting any shares of Common Stock owned or controlled by the Company or its affiliates, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company, in favor of: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (3) any material change in the present capitalization or dividend policy of Company, (4) any other material change in Company’s business or corporate structure, (5) a change in Company’s charter, bylaws or instruments corresponding thereto (6) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (7) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (8) terminating the Company’s transfer agent (9) taking any action which would impede the purposes and objects of the Settlement Agreement or (10) taking any action, intention, plan or arrangement similar to any of those enumerated above. These prohibitions may not be modified or waived without further order of the Court.

The issuance of Common Stock to IBC pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

The foregoing information is a summary of the Settlement Agreement and Order, is not complete, and is qualified in its entirety by reference to the full text of the Settlement Agreement and Order, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review each for a complete understanding of the terms and conditions associated with this transaction.

Item 3.02  Unregistered Sales of Equity Securities.

     The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1	Settlement Agreement and Stipulation dated October 16, 2013 iTalk Inc. and IBC Funds, LLC

10.2	Order Granting Approval of Settlement Agreement dated October 18, 2013

 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iTALK INC.

Dated: October 23, 2013	By:	/s/ David F. Levy
Name: David F. Levy
Title: President